Exhibit 10.3

Supplemental agreement on
Sales and Purchase contract re First floor of Zhongshan Ming Xuan Shopping mall

Grantor (hereinafter referred to as Party A): Zhongshan Fu Li Wa Property Development Limited (the “Property Developer”).

Transferee (hereinafter referred to as Party B): Zhongshan Jun Yue Property Development Limited (the “Re-Purchaser”)

Guarantor (Party C): Leader Smart Engineering (Shanghai) Co., Ltd.

In view of Party B to purchase part of the developing project which situated at Fuhua Road in western region of Zhongshan City from Party A  [pre-sales certificate number:   No. 2009017], now through friendly negotiations, both party agreed upon in equality, mutual benefit for the following supplemental agreement:-

Section One
The purchased property
1. Party A agreed to sell the first floor of the developing Zhongshan Ming Xuan Shopping mall project (hereinafter referred to as "the property "),include the 14 shopping units ( No. 26 to 39) on the first floor with total building area of 787.73 square meters, usable area of 759.54 square meters, and signed " sale contract for trading property" and sent to Zhongshan City Property exchange office for registration. The transaction of property is a normal property trading behavior.

2. The property area which Party B purchased is based on records of the subject area stated in the "sale contract for trading property ". If the measured area in future exceeds the stated records of the area, Party B shall not be required to compensate Party A. If measured area is less than the records by more than 1%, Party A shall, within one year of signing this Agreement, compensate Party B for the same area of shops along the street or return the overcharged.

Section Two
The payment of the purchase
1. After Party A and B signed the "Sale contract for trading property" and this "Supplementary Agreement", Party B should pay the consideration of RMB3.39 million for the full, in cash or transfer to Party A, upon the receipt issued by the Property Developer or the receipt of fund in the bank account.

2. The specific time of payment: In signing this agreement, Party A acknowledge receipt of the deposit of RMB390,000. in cash from Party B, and the remaining RMB 3 million to be paid in the registration day or the next working day after the online pre-sale registration of the property and the said "Sale contract for trading property" has been filed and duly registered.

(1) Party A agrees to authorize Party B to pay RMB3 million, being part of the sale consideration, on behalf of Party A to the designated unit, as Party A receipt when the payment is made.  Party A should present the letter of authorization before the payment.

Section Three
The Re-purchase arrangement
1. After Party B has settled the purchase payment, Party A promises to rent the purchased property of Party B within 5 days from the settlement by RMB60. per square meter for the term of ten years. The relevant tenancy agreements will also be made within 5 days from the settlement. From the year 2009, Party A will pay the monthly rent to Party B and pay rental deposit that equivalent to the rental fee of six months, and also prepay the rental for 10 months.
If the leasing arrangement is lapsed that caused by either party, Party A promises to repurchase the property within 150 days after Party B has settled the consideration for property. The repurchase amount is RMB3.39 million

2. If Party A failed to lease the property, Party A has the obligation to repurchase within five months after Party B fully settled the consideration of RMB3.39 million.  Party A shall pay RMB78,000. to Party B as the first instalment of re-purchase within 30 days after  receiving the full amount of RMB3.39 million. and pay RMB78,000. as the second instalment of repurchase to Party B within 60 days, then pay RMB78,000. to Party B within 90 days as the third instalment of repurchase and pay RMB78,000. to Party B within 120 days as the fourth instalment; and finally pay Party B RMB3.078 million within 150 days as the fifth instalment of re-purchase.

3. Within 30 days of signing this agreement, if Party A notify Party B to repurchase  and paid the above-mentioned amount Party B within 150 days,  Party B shall transfer  unconditionally the property under the name of Party A or terminate the trading relationship of both parties..

Section Four
The responsibility of both parties
1. Each party must conscientiously fulfill their contractual obligations. If either party fails to fully implement the obligations of this Agreement, it shall compensate the other party in accordance with the provisions of this agreement and the relevant laws.

2.  If Party A fails to comply with the agreed schedule to pay the full amount of repurchase per the provision in the third section or Party A does not pay RMB3.39 million to Party B after the expiration of the buy-back period, Party A will be liable to pay an overdue penalty on the unpaid balance of the one-thousandth (ie, 1 ‰) on a daily basis to Party B, according to the relevant provisions of section 5 in this Agreement.

3. Both parties shall be kept the contents of this Agreement confidentially, agreed not revealed to the unrelated third party. If there is any leakage losses, damage will be borne by the party in breach of contract.

Section Five
Breach of contract
1. If  Party A fails to repurchase the property and fails to deliver the property to Party B according to the specified date in the " sale contract for trading property" (after 720 days upon registration in property exchange office) acceptance after testing by the concerned government authorities, then Party A is in breach of contract. Party A shall pay Party B one-thousandth of the total consideration per day for liquidated damages. If it past due ninety days yet to be delivered, Party A shall pay the one and half -thousandth of the total consideration per day for liquidated damages.

2. If Party A fails to pay full amount of repurchase and overdue for more than ninety days, then Party A is in breach of contract. Party B may choose to hold the property or transfer all or part of the property to a third party. Party A must follow-up the procedure of ownership change. No refund for the amount paid to Party B. Further, Party A requires to refund 30 per cent (30%) of the consideration to Party B plus pay RMB1 million for liquidated damages. If the breach of Party A leads to litigation, all expenses (including but not limited to court costs, attorney's fees) shall be borne by Party A.

3. After eight working days when Party A pay repurchase amount in full to Party B, Party B shall transfer the property unconditionally to Party A or terminate the sale contract.  Party A will responsible for associated costs incurred.  If the delay in the transfer or termination of contract of sale caused by Party B , Party B is in breach of contract. If Party A and the government departments cause delay, Party B is not liable. If Party B fails to pay the consideration in full after the registration of property exchange, according to the provisions in section two of this Agreement, Party B is in breach of contract. Party B require to buy the property on the price  RMB15,000 /square meters and pay liquidated damages RMB 3million to Party A. If the breach of Party B leads to litigation, all expenses (including but not limited to court costs, attorney's fees) shall be borne by Party B.
4. All tax fees arisen relating to the agreement shall be borne by Party A.
5. If either party in breach of any statement, promise or breach of contract matters that lead to the loss of the other party, shall be in its respective areas of responsibility and liability.

Section Six
 Party C bears responsibility of guarantee on Party A's obligations under this Agreement.

Section Seven
If the repurchase is not effective, Party A should ensure the Party B’s purchased property to fulfill the acceptance upon the testing procedure by the concerned government departments. In addition, Party A should provide all facilities, including but not limited to:-
1. Central air conditioning.
2. Suitable and qualified property management.
3. The entrance and exit channel for people and goods, with congestion-free.
4. Provide 100 free parking spaces.
Otherwise, Party B has the right to request Party A to return all the funds, and shall pay liquidated damages RMB1.5million.

Section Eight
Supplementary provisions
Based on the actual situation with consensus of both parties, the period of repurchase the property may be extended to an appropriate time, subject to one month’s prior written notice to Party B before the specified expiration. The agreement for extension of repurchase should be signed Party A, Party B and Party C.

Section Nine
This Agreement has four copies, Party A keeps two copies, Party B and Party C keep one copy. It is effective after all parties have signed and sealed with their Company’s chops. All copies have the same legal right.

(This page is no body, for the signature page)

Grantor (Party A): Zhongshan Fu Li Wa Property Development Limited    (Seal)

Legal Representative:

Transferee (Party B): Zhongshan Jun Yue Property Development Limited   (Seal)

Legal Representative:

Guarantor (Party C): Leader Smart Engineering (Shanghai) Co., Ltd.    (Seal)

Legal Representative:

Date signed:   Nov 2009